Exhibit 99.1

Annie’s Appoints Zahir Ibrahim as Chief Financial Officer

Company Announces Earnings Call Date and Provides Additional Direction on Fiscal 2014 Guidance

BERKELEY, Calif.—(BUSINESS WIRE)—October 21, 2013—Annie’s, Inc. (NYSE: BNNY), a leading natural and organic food company, today announced the appointment of Zahir Ibrahim as Executive Vice President, Chief Financial Officer and Treasurer, effective November 13, 2013. Mr. Ibrahim was most recently Vice President Corporate Controller and Chief Accounting Officer at Molson Coors Brewing Company. He will be based in the Company’s Berkeley headquarters and will report directly to John Foraker, Chief Executive Officer of Annie’s.

“In addition to having deep technical skills and valuable consumer products experience, Zahir is a highly capable leader and a strong fit with the Annie’s culture,” said Foraker. “Zahir brings proven experience in building strong finance teams with enhanced analytical and business partnering capabilities, as well as in delivering improved processes and systems. His contributions will further strengthen the foundation of our finance and IT functions, providing critical support as we continue to grow and expand.”

Mr. Ibrahim brings a breadth of experience across industries and in businesses of varying scale. In addition to his most recent position with Molson Coors, Mr. Ibrahim previously served as a divisional chief financial officer for two global businesses. Along with managing corporate reporting functions, working closely with audit committees, and leading M&A activities, he brings extensive operational and commercial finance experience. Mr. Ibrahim has played a key role in growing businesses and delivering performance improvement.

Kelly Kennedy will resign as Chief Financial Officer and Treasurer, effective November 12, 2013, to spend more time with her family. Ms. Kennedy intends to remain with the Company through fiscal 2014 to lead special projects and assist with a smooth transition.

“Kelly has been an integral and respected member of our executive leadership at Annie’s. She played a critical role in our successful transition to a public company. We thank her for her many contributions during her tenure as CFO, and look forward to continuing to work with her over the coming months in her new role,” concluded Foraker.

Updated Financial Outlook

On August 8, 2013, Annie’s reaffirmed its fiscal 2014 financial guidance, including adjusted net sales growth of 18%-20% and adjusted diluted EPS of $0.97-$1.01. Based on current business trends and year-to-date financial results, the Company now expects to achieve the upper end of its adjusted net sales guidance range and the lower end of its adjusted diluted EPS guidance range.

Second Quarter Earnings Call Information

Annie’s will issue a press release reporting financial results for the second quarter fiscal 2014 ended September 30, 2013, immediately following the close of market on Thursday, November 7, 2013. Annie’s will host a corresponding conference call and live webcast at 2:00 p.m. Pacific Time on Thursday, November 7, 2013. The conference call can be accessed by dialing 1-877-941-8609, or 1-480-629-9692 (outside the U.S. and Canada). A live webcast will be available on the Investor Relations page of Annie’s corporate website at www.annies.com and via replay beginning approximately two hours after the completion of the call for 90 days. An audio replay of the call will also be available to all interested parties beginning at approximately 5:00 p.m. Pacific Time on Thursday, November 7, 2013 until 11:59 p.m. Pacific Time on Thursday, November 14, 2013, by dialing 1-800-406-7325 or 1-303-590-3030 (outside the U.S. and Canada) and entering pass code 4643030#.

About Annie’s

Annie’s (NYSE: BNNY) is a natural and organic food company that offers great-tasting products in large packaged food categories. Annie’s products are made without artificial flavors, synthetic colors, and preservatives regularly used in many conventional packaged foods. Additionally, Annie’s sources ingredients so as to avoid synthetic growth hormones and genetically modified food ingredients. Today, Annie’s offers over 135 products and is present in over 26,500 retail locations in the United States and Canada. Founded in 1989, Annie’s is committed to operating in a socially responsible and environmentally sustainable manner. For more information, visit www.annies.com.

Forward-Looking Statements

Certain statements in this press release, including Annie’s statements regarding expected fiscal 2014 results and future growth and expansion are “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words like “anticipate, “believe,” “continue,” “estimate,” “expect,” “future,” “will,” and similar terms or phrases.

The forward-looking statements contained in this press release are based on management’s current expectations and are subject to uncertainty and changes in circumstances and are subject to significant risks. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, national, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. We believe that these factors include those disclosed in the section entitled “Risk Factors” in our Annual Report on Form 10-K for fiscal 2013 filed with the U.S. Securities and Exchange Commission on June 14, 2013 and in our other filings with the SEC, including risks relating to competition; new product introductions; our growth strategy; our brand; reputation; product liability claims; recalls and related insurance proceeds; economic disruptions; changes in consumer preferences; ingredient and packaging costs and availability; reliance on a limited number of distributors, retailers, contract manufacturers and third-party suppliers and on an outside warehouse facility; efficiency projects; intellectual property and related disputes; regulatory compliance; transportation; supply-chain; inventory levels; and seasonality. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

CONTACT:

Ed Aaron

510-558-7574

303-868-5551

ir@annies.com